Exhibit 16.2

Letterhead of S. W. Hatfield, CPA

October 1, 2007

U. S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549-2001

Gentlemen:

On October 1, 2007, this Firm received a draft copy of Item 4.01 to be included in a Current Report on Form 8-K to be filed by Victory Divide Mining Company (Company) (SEC File #0-52127, CIK #1368745) reporting a Change in Registrant’s Certifying Accountant.

We have no disagreements with the statements made in the draft Form 8-K, Item 4.01 disclosures provided to us.

Yours truly,

/s/ S. W. Hatfield, CPA

S. W. Hatfield, CPA
Dallas, Texas

Letterhead of S. W. Hatfield, CPA

October 1, 2007

Board of Directors
Victory Divide Mining Company
211 West Wall Street
Midland TX 79701

RE:	SEC File #0-52127
CIK #1368745

Gentlemen:

On October 1, 2007, the registered independent certified public accounting firm of S. W. Hatfield, CPA (Firm) received written notice dated September 28, 2007 that the Firm had been dismissed as the registered independent certified public accounting firm for Victory Divide Mining Company (Company) (SEC File #0-52127, CIK #1368745) due to the consummation of a reverse merger transaction and change in control of the entity.

Accordingly, we acknowledge our termination as the auditor of record for Victory Divide Mining Company, effective immediately.

Further, by copy of this letter to the U. S. Securities and Exchange Commission, we hereby confirm that the client-auditor relationship between Victory Divide Mining Company (SEC File #0-52127, CIK #1368745) has ceased.

Yours truly,
S. W. HATFIELD, CPA

/s/ Scott W. Hatfield

Scott W. Hatfield, CPA

SWH/

cc:	Office of the Chief Accountant
SECPS Letter File
Securities and Exchange Commission
Mail Stop 9-5
100 F Street, NW
Washington, DC 20549-2001